Exhibit 99.1

November 4, 2013

NORTHWEST PIPE REPORTS THIRD QUARTER 2013 RESULTS

AND ANNOUNCES CONFERENCE CALL

Vancouver, WA, November 4, 2013. Northwest Pipe Company (NASDAQ: NWPX) today announced its third quarter 2013 financial results. The Company will broadcast its third quarter 2013 earnings conference call on Tuesday, November 5, 2013, at 8:00 am PST.

Third Quarter 2013 Results

Net sales for the quarter ended September 30, 2013 decreased 10.5% to $103.0 million compared to $115.1 million in the quarter ended September 30, 2012. Gross profit was $8.8 million (8.6% of net sales) in the third quarter of 2013, a decrease from $11.6 million (10.1% of net sales) in the third quarter of 2012. Operating income was $2.8 million in the third quarter of 2013, a decrease from $4.0 million in the third quarter of 2012. Net income for the third quarter of 2013 was $1.0 million or $0.11 per diluted share compared to $3.4 million or $0.36 per diluted share for the third quarter of 2012.

Water Transmission net sales decreased by 26.2% to $46.8 million in the third quarter of 2013 from $63.5 million in the third quarter of 2012. The decrease in net sales was due to a 60% decrease in tons produced, offset by an increase in downstream fabrication services on pipe produced in prior periods. Water Transmission gross profit decreased to $7.9 million (16.9% of segment net sales) in the third quarter of 2013 from $9.7 million (15.2% of segment net sales) in the same period of 2012.

Tubular Products net sales increased 8.9% to $56.2 million in the third quarter of 2013 from $51.6 million in the third quarter of 2012, driven by a 20% increase in tons sold from 42,900 tons in the third quarter of 2012 to 51,400 tons in the third quarter of 2013, partially offset by a 9% decrease in average selling price per ton. Tubular Products gross profit decreased by 54.1% to $0.9 million (1.6% of segment net sales) in the third quarter of 2013 from $1.9 million (3.7% of segment net sales) in the third quarter of 2012.

As of September 30, 2013, the backlog of orders in the Water Transmission segment was approximately $108 million compared to a backlog of orders of $241 million as of September 30, 2012. The backlog contains confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it is the successful bidder even though a binding agreement has not been executed.

Outlook

“We believe the fourth quarter may be even more challenging than the third quarter. The Water Transmission segment is expected to have a similar amount of net sales, with expected gross margin in the mid-teens,” said Scott Montross, President and Chief Executive Officer of the Company. “We have not yet seen any significant improvement in our oil country tubular goods business, therefore we expect to see gross margin in the low positive single-digits.”

As previously announced, the Company is in the process of exploring strategic alternatives for its oil country tubular goods business, which could include potential acquisitions, divestitures and joint-ventures. No decision has been made at this time to enter into any transaction and there can be no assurance that the exploration of alternatives will result in a transaction or as to the terms, conditions or timetable of any such transaction. It is the Company’s policy not to comment on any specific discussions or any potential corporate transaction unless and until it enters into a definitive agreement with respect to such transaction.

Conference Call

The Company will hold its third quarter 2013 earnings conference call on Tuesday, November 5, 2013 at 8:00 am PST. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, November 29, 2013 by dialing 1-203-369-1021 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales:
Water Transmission	$46,835	$63,487	$183,596	$180,968
Tubular Products	56,187	51,612	176,761	207,347

Net sales	103,022	115,099	360,357	388,315
Cost of sales:
Water Transmission	38,903	53,806	143,669	153,439
Tubular Products	55,307	49,693	171,004	193,199

Total cost of sales	94,210	103,499	314,673	346,638
Gross profit:
Water Transmission	7,932	9,681	39,927	27,529
Tubular Products	880	1,919	5,757	14,148

Total gross profit	8,812	11,600	45,684	41,677
Selling, general, and administrative expense	5,972	7,571	18,644	21,499

Operating income (loss):
Water Transmission	6,306	6,969	34,838	21,123
Tubular Products	93	1,134	3,644	11,981
Corporate	(3,559)	(4,074)	(11,442)	(12,926)

Operating income	2,840	4,029	27,040	20,178
Other expense	242	49	279	51
Interest income	(141)	(35)	(384)	(122)
Interest expense	977	1,305	2,982	4,471

Income before income taxes	1,762	2,710	24,163	15,778
Provision for (benefit from) income taxes	746	(686)	8,080	4,044

Net income	$1,016	$3,396	$16,083	$11,734

Basic earnings per share	$0.11	$0.36	$1.70	$1.25

Diluted earnings per share	$0.11	$0.36	$1.69	$1.25

Shares used in per share calculations:
Basic	9,449	9,383	9,443	9,375

Diluted	9,517	9,499	9,498	9,458

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	September 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$33	$46
Trade and other receivables, net	64,609	41,498
Costs and estimated earnings in excess of billings on uncompleted contracts	51,066	73,314
Inventories	109,945	113,545
Other current assets	8,324	7,735

Total current assets	233,977	236,138
Property and equipment, net	162,616	152,545
Other assets	37,120	33,739

Total assets	$433,713	$422,422

Liabilities:
Current maturities of long-term debt	$10,134	$9,009
Accounts payable	22,063	21,042
Accrued liabilities	19,744	32,217
Billings in excess of cost and estimated earnings on uncompleted contracts	4,005	6,478

Total current liabilities	55,946	68,746
Note payable to financial institution	59,951	47,533
Other long-term debt, less current maturities	8,319	15,536
Other long-term liabilities	32,258	31,175

Total liabilities	156,474	162,990
Stockholders’ equity	277,239	259,432

Total liabilities and stockholders’ equity	$433,713	$422,422

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